Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
EXCLUSIVE WORLDWIDE LICENSING AGREEMENT WITH
 JOHNS HOPKINS UNIVERSITY FOR AGENT TO IMAGE
 PROSTATE CANCER USING PET SCAN

- "PyL" Has Potential to Detect Even Minimal Levels of Prostate Cancer-
- Complementary with Progenics' 1404 Imaging Agent Moving into Phase 3 This Year -

TARRYTOWN, N.Y., August 4, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has entered into an exclusive worldwide licensing agreement with Johns Hopkins University for [18F]DCFPyL ("PyL"), a clinical-stage prostate specific membrane antigen (PSMA)-targeted imaging agent for prostate cancer. PyL, when used in conjunction with high-resolution PET imaging, has shown potential for use in identifying prostate cancer and sites of relapse. Financial terms of the transaction were not disclosed.
PyL was developed by a team led by Martin G. Pomper, M.D., Ph.D. at the Johns Hopkins University School of Medicine. An early stage clinical trial of PyL with PET imaging in men with prostate cancer demonstrated uptake of PyL in sites of putative metastatic disease and primary tumors not seen with currently approved imaging techniques, suggesting the potential for high sensitivity and specificity in detecting prostate cancer.
"PSMA-targeted imaging agents have the potential to change how prostate cancer is diagnosed, monitored and treated and have the potential to lead to better outcomes for patients," said Mark Baker, CEO. "Based on studies conducted by Dr. Pomper's team, PyL, a PET imaging agent, has demonstrated the potential to detect even minimal levels of prostate cancer which will complement our SPECT/CT imaging agent 1404, currently in development. We are excited about the opportunity to advance the development of PyL."
PyL complements Progenics' existing portfolio of candidates for the detection and treatment of prostate cancer, including 1404, the Company's lead PSMA-targeted imaging agent that is used in conjunction with widely-available SPECT-CT imaging. Progenics intends to initiate a Phase 3 program for 1404 for initial diagnosis and early monitoring applications, while initially focusing the development of PyL with high resolution PET imaging to detect and localize recurrent disease in patients who have experienced a biochemical relapse.

About PyL for PET Imaging of Prostate Cancer
PyL (also known as [18F]DCFPyL) is a clinical-stage, fluorinated PSMA-targeted PET imaging agent for prostate cancer that was discovered and developed at the Center for Translational Molecular Imaging at the Johns Hopkins University School of Medicine. A proof-of-concept study published in the April 2015 issue of the Journal of Molecular Imaging and Biology demonstrated that PET imaging with PyL showed high levels of PyL uptake in sites of putative metastatic disease and primary tumors, suggesting the potential for high sensitivity and specificity in detecting prostate cancer.
About 1404, an Imaging Compound Targeting Prostate Specific Membrane Antigen

Progenics' molecular imaging radiopharmaceutical product candidate 1404 targets the extracellular domain of prostate specific membrane antigen (PSMA), a protein amplified on the surface of >95% of prostate cancer cells and a validated target for the detection of primary and metastatic prostate cancer. 1404 is labeled with technetium-99m, a gamma-emitting isotope that is widely available, is easy to prepare, and is attractive for nuclear medicine imaging applications. The image created provides the opportunity to visualize cancer, potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool.

About Prostate Cancer

Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in seven men will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 220,800 new cases of prostate cancer will be diagnosed and about 27,540 men will die of the disease and that approximately 2.9 million men in the U.S. currently count themselves among prostate cancer survivors.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes a small molecule imaging agent that has completed a phase 2 trial and an antibody drug conjugate therapeutic which has also completed a two-cohort phase 2 clinical trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
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(PGNX-F)
Progenics Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com